Calculation of Filing Fee Tables
S-8
Capri Holdings Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Ordinary shares, no par value	Other	2,500,000		$ 39,368,750.00	0.0001381	$ 5,436.82
Total Offering Amounts:						$ 39,368,750.00		$ 5,436.82
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,436.82
Offering Note
[1]	Note 1(a): Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also includes additional ordinary shares in respect of the securities identified in the above table that may become issuable through the Plan by reason of any stock dividend, stock split, recapitalization or similar adjustments. Note 1(b): Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of Capri Holdings Limited's ordinary shares reported on the New York Stock Exchange on July 29, 2026, which was $15.7475 per share.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources